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THE WARNACO GROUP, INC.
Calculation of Net Income Per Share

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
                                                        Three Months Ended
                                                  -----------------------------
                                                    April 6,           April 8,
                                                      1996               1995
                                                  -----------       -----------
Net income                                        $15,218,000       $10,620,000
                                                  ===========       ===========
Net income per share                                    $0.29             $0.26
                                                  ===========       ===========
Weighted average number of shares
  of common stock outstanding:
Class A common stock issued                        49,122,262        37,499,492
Shares issued in underwritten public
  offering                                               --                --
Shares of restricted stock issued                     320,000              --
Shares issued upon exercise of options                 19,115              --
Common stock equivalents - using the
  Treasury stock method                             4,065,458         4,183,087
Less:
  Treasury stock held                                (286,600)         (286,600)
                                                  -----------       -----------
Weighted average number of shares of
  common stock outstanding                         53,240,235        41,395,979
                                                  ===========       ===========


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